October 2019 Allow Everything. Trust Nothing. Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated October 22 , 2019 Relating to Preliminary Prospectus dated October 22 , 2019 Registration No. 333 - 233976 NASDAQ/ TASE: SFET www.safe - t.com

Copyright 2019 | All Rights Reserved Free Writing Prospectus Statement This presentation highlights basic information about us and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed a Registration Statement (including a prospectus, which currently is in preliminary form) with the SEC for the offering to which this presentation relates . The Registration Statement has not yet become effective . Before you invest, you should read the Preliminary Prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering . You may access these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . The Preliminary Prospectus, dated October 22 , 2019 , is available on the SEC web site at www . sec . gov/edgar . Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact A . G . P . /Alliance Global Partners, 590 Madison Avenue, 36 th Floor, New York, NY 10022 or via telephone at 212 - 624 - 2006 or email : prospectus@allianceg . com . 2

Copyright 2019 | All Rights Reserved Forward - Looking Statements This presentation of Safe - T® Group Ltd . (the “ Company ” ) contains “ forward - looking statements ” within the meaning of the Private Securities Litigation Reform Act and other securities laws . Words such as “ expects, ” “ anticipates, ” “ intends, ” “ plans, ” “ believes, ” “ seeks, ” “ estimates ” and similar expressions or variations of such words are intended to identify forward - looking statements . For example, the Company is using forward - looking statements when it discuss the potential of its products, its strategy, market potential for its products and future growth . Forward - looking statements are not historical facts, and are based upon management ’ s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain . Such expectations, beliefs and projections are expressed in good faith . However, there can be no assurance that management ’ s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward - looking statements . Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements . For a more detailed description of the risks and uncertainties affecting the Company, reference is made to the Company ’ s reports filed from time to time with the Securities and Exchange Commission ( “ SEC ” ), including, but not limited to, the risks detailed in the Company ’ s preliminary prospectus dated October 22 , 2019 , filed with the SEC as part of the Company ’ s Registration Statement on Form F - 1 (File No . 333 - 233976 ), and documents incorporated by reference therein . Forward - looking statements speak only as of the date the statements are made . The Company assumes no obligation to update forward - looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws . If the Company does update one or more forward - looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward - looking statements . 3

Copyright 2019 | All Rights Reserved Issuer Safe - T Group Ltd Exchange / Ticker NASDAQ: SFET Offering Size Up to $7.5M (100% Secondary) Over Allotment 15% (100% Secondary) Offering Details Common Stock, Pre - funded Warrants and Warrants Use of Proceeds We intend to use the net proceeds from this offering for working capital and general corporate purposes Sole Book - Runner A.G.P / Alliance Global Partners Offering Summary 4

Overview Safe - T – Masters of Access We empower organizations to easily and dynamically allow the access of users to private apps, services and networks with maximum business continuity and minimal risk Allow Everything. Trust Nothing. 5

Safe-T Leadership



Chen Katz
Chairman of the Board
TechnoPlus Ventures (TASE: TNPV)
Nanomedic Technologies
Compulab
Aminach



Amir Mizhar
President and Co-Founder and CSA
eTouchware
M-Technologies



Shachar Daniel
Co-Founder and CEO
PrimeSense / Apple (NASDAQ: AAPL)
Logic
Elbit (TLV: ESLT)



Eitan Bremler
Co-Founder and VP Technology
Radware (NASDAQ: RDWR)
Radvision / Avaya (NYSE: AV)
Israeli Intelligence Corps



Itay Nahum
VP Customer Success
IBM



Shai Avnit
Chief Financial Officer
BriefCam
BioProtect
Card Guard Scientific / LifeWatch (SIX: LIFE)



Barak Avitbul
CEO NetNut
DiViNetworks



Moshe Kremer
CTO NetNut

SAFE-T

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US ADVISORY  Committee Gary Eppinger Global Chief Information Security Officer (CISO) and Privacy Officer Carnival Corporation & plc Yabing Wang Chief Security Architect and Vice President of Global Security Alight Solutions (Aon - Hewitt) Floyd Fernandes Chief Information Security Officer for an undisclosed global multi - media company Mike Pflieger Chief Information Security Officer and Vice President of Enterprise Information Management for CDW, provider of technology solution Martin Bally Chief Security Officer and Vice President for Diebold Nixdorf, responsible for enterprise information and product security Richard Greenberg OWSAP Global BoD, ISSA Fellow, Former CISO Los Angeles County Department of Health Services Dr. Sunil Lingayat Chief of Cybersecurity Strategy and Technology T - Mobile 7

Holdings Structure GROUP 100% 100 % Secured Application Access (SDP) Secured File Access Secured Internet Access Safe - T Data NetNut Safe - T USA 100% 8

Safe-T ID

Publicly traded cyber security company (NASDAQ, TASE: SFET) with patented technology; Founded in 2013

$6 Billion total addressable market*

Employees with deep expertise (leading global cyber companies & intelligence army units)

Hundreds of enterprise customers globally, including a scalable cloud solution in 5 continents

Recently acquired NetNut Ltd., residential IP Proxy company, and CyKick Labs' UBA technology

Global technology and channel partner network and partnership platform with almost 100 ISPs

OEM partnerships in USA (K2, SecureAuth)

Research coverage by leading industry analysts (Gartner)

SAFE-T

* Source: Markets and Markets "Software-Defined Perimeter (SDP) Market" November 2016

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Selected Customers The trademarks above are the property of their respective owners 10

Safe - T Secured Application Access Safe - T ® ’ s Software - Defined Perimeter Solution • Safe - T Secure Application Access introduces an evolution in the way organizations grant secure external access to their services. • It offers true secure and transparent access for all entities to internal applications and data. • Clients requesting access must go through authentication and authorization stages before they can access the resource. 11

Safe - T Secured Application Access LAN DMZ Organization Finance App RDP IAM Business App Access Controller File/Data Storage Email Remote user Connected Device Remote Applications & API Cloud Services Safe - T SDP Cloud Telepath IAM Services 12

Secured Application Access

Deploying SDP is a Journey

- Access **before** trust is established
- Users are **on** the network
- **Potential** lateral movement
- **VPN Client-based** solution
- Designed for **on-premises services**

Access based on legacy tech – e.g. VPN

Our customers are here

- Access **after** trust is established
- Users are **off** the network
- **No** lateral movement
- **VPN Client-based** solution
- Designed for **on-premises services**

SDP the VPN ZoneZero™

Safe-T is the only vendor providing a step along the journey

- Access **after** trust is established
- Users are **off** the network
- **No** lateral movement
- **Client-less** solution
- Designed for **cloud & on-premises services**

Replace legacy access tech with an SDP solution

They want to be here

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Secured Application Access

Global Software-Defined Perimeter (SDP) Market*

Expected to grow at a CAGR of 36.7%

$1.2B In 2016 → **$10B** By 2023

According to Gartner, "By 2023, **60%** of enterprises will phase out most of their remote access virtual private networks (VPNs) in favor of ZTNA."**

SAFE-T *was named a Representative Vendor in Gartner SDP reports.*

"***Symantec** buys Israeli cybersecurity co **Luminate** for $200m*"

Globes, February 2019

Symantec. luminate

"***Proofpoint** is paying $120 million for **Meta Networks**, in which $10 million has been invested since it was founded two and a half years ago.*"

Globes, May 2019

proofpoint. Meta Networks

* https://www.marketwatch.com/press-release/software-defined-perimeter-sdp-market-2019-global-analysis-opportunities-and-forecast-to-2024-2019-03-11

SAFE-T

** Gartner, Market Guide for Zero Trust Network Access, Steve Riley et al., 29 April 2019

Gartner Disclaimer: *Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.*

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Secured Application Access - Main Advantages Any setup: on - premise, on cloud or hybrid Flexible - Client, Clientless & IoT versions/ with your VPN, instead of your VPN or next to your VPN Full network segmentation using Reverse Access patented technology Detects the presence of bots or authenticated malicious insiders using Telepath Behavioral Analytics thus preventing attacks before they happen Scalable – fits any type & numbers of users, grows with the growing data demands 15

Safe - T ® Secured File Access Current File Access and Storage Solutions are Inadequate • Requires deploying clients – operational overhead • Uses technologies like SMB, which are vulnerable for Ransomware attacks • No access control on user actions • No auditing of user actions * Source: Bleeping Computer “ One Year After WannaCry, EternalBlue Exploit Is Bigger Than Ever “ , May 2018 16

Safe - T ® Secured File Access Safe - T ’ s Secured File Access Solution • Safe - T® Secure File Access solution transforms standard network drives to a secure, encrypted and access - controlled drive • Sensitive information is exposed on a “ need to know basis ” and permissions • Users are granted specific permissions to upload, download, copy, open, delete, view, etc. • Secure access to sensitive information is gained over the standard and secured protocols • All user actions are controlled and audited • Fully integrated with Safe - T Secure Application Access solution 17

Secured File Access Main Advantages Ensure “ need to know ” basis access, preventing the next “ Edward Snowden ” User ’ s do not change their day - to - day life Add layer of security missing from current file storages Track all user actions on files Preventing ransomware attacks 18

Secured Internet Access

NetNut Global Proxy Network

NetNut provides cyber and web intelligence companies with a proxy service that allows them to collect data anonymously and infinitely from any public online sources.

The service is based on NetNut's unique optimized proxy and traffic redirection technology deployed on the backbone of ISPs and internet exchange points worldwide.


Request 3
Request 1
Request 2
DNS
Query
DNS
Reply
DNS SERVER
NETNUT - SP
NETNUT - SP
NETNUT - SP
NETNUT - SP
IP1
IP2
IP3

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NetNut Customer Use Cases Ad verification Our ad network customers view their advertisers ’ landing pages to ensure they don ’ t contain malware or improper ads. This verification is crucial for fraud detection. Travel Travel companies collect pricing information of their competitors from different GEO location. Our network allows them to adapt their pricing accordingly and gain competitive advantage. Brand protection Well known brands monitor the web for proper use of their brand to protect their Intellectual Property, trade marks and pricing strategy. Business intelligence Leading E - commerce websites collect product related features and pricing from the web using our network to get the data in a reliable way without being misled. 20

Secured Internet Access Luminati GeoSurf OxyLabs NetNut StormProxies No IPs Distribution Wide IPs Distribution Stable and Fast Unstable and Slow Market & Competitors Solution Comparison Map EMK acquires Luminati – the world ’ s largest IP proxy network, which brings transparency to the internet $ 200 M RECENT ACQUISITION IN THE FIELD 0 50 100 150 200 250 300 2018 2019 2020 2021 2022 2023 2024 2025 Year Revenue ($ Million) The trademarks above are the property of their respective owners 21 * Source: Global IP Proxy Networks Market Report, Frost & Sullivan, July 2019

Secured Internet Access NetNut Global Proxy Network Main Advantages All traffic is routed exclusively through the NetNut network; no third - party computers are utilized Guarantees the quality of its service, by controlling all their servers located on major internet routes or at ISPs around the world Provides unique architecture of residential IP ’ s Security Quality Speed 22

Capitalization Table (as of October 21 , 2019 ) 3.5 # of Shares WAEP $ Value % of Fully Diluted Ordinary Shares Outstanding - DiviNetworks* 2,342,673 14.38% Ordinary Shares Outstanding - Baroma AG* 680,508 4.18% Ordinary Shares Outstanding - Directors & Officers 391,251 2.40% Ordinary Shares Outstanding - Public 9,404,830 57.75% Warrants - Public 1,834,016 $ 8.15 $ 14,947,406 11.26% Stock Options 1,633,877 $ 0.98 $ 1,606,396 10.03% Fully Diluted Shares Outstanding** 16,287,155 100.00% * Does not include additional potential equity as earnout fee ** Does not include potential dilution resulting from conversion of debentures and exercise of warrants underlying the debentures 23

Growth Strategy - Short - term Research & Development • Enhancing networking capabilities • Adding features: City selection, carrier - based selection, Dynamic IPs etc. Leveraging the fast growth IP proxy market by adding hundreds of customers Sales & Marketing • Expanding existing marketing channels : SDRs, Affiliation, SEO, SEM, Social media, content creation, etc • Partnerships with small competitors (less than 1 M$ annually) • Increase brand awareness China • Penetrating the Chinese market • Building Chinese website • Establish local partners, local affiliates • Setting a dedicated sales team • Patent infringement 24

Growth Strategy  - Long - term Research & Development • Moving to the cloud (SAAS revenues) • Leverage customers slow adoption by disruptive approach “ SDPing the VPN ” • Winning features & hybrid approach Leveraging SDP potential Sales & Marketing • Enhance Leads Generation (USA focus): events, SDRs cold calls & email campaigns, digital & social, evangelism by our Advisory Board executives • Partnerships – leverage our success story with K 2 & SecureAuth to additional OEMs, expand our distribution network • Increase brand awareness Patents and IP • Expansion of patents portfolio • Research of patent infringement 25

Setting the Course for a Rapid Growth During the past 12 months, Safe - T® has made impressive progress by adopting a new business strategy  Acquired NetNut, a fast - growing cash flow positive company with efficient operation  Reduced variable overhead costs dramatically  Focused on growing our innovative SDP product line, rather than legacy SDE products  Adopted focused revenue growth strategy, with short - term growth mainly stemming from IP Proxy activities and long - term growth ( 2020 and on) stemming from the SDP product line along with IP Proxy activities Already bearing fruits from the new strategy  Q 3 2019 expected revenues are 5.5 times higher than Q 3 2018  Currently exploring noteworthy business opportunities in the fast - growing SDP market  Examining alleged patent infringements of Safe - T ’ s patents by market leaders 26

Thank you!